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                                                                    EXHIBIT 11.1

                    COMPUTATION OF SHARES USED IN COMPUTING
                              NET INCOME PER SHARE

                                              THREE MONTHS ENDED             SIX MONTHS ENDED
                                           ------------------------      ------------------------
                                            JUNE 28,      JUNE 27,        JUNE 28,      JUNE 27,
                                              1997          1998            1997          1998
                                           ----------    ----------      ----------    ----------
Common shares, beginning of period.......  17,068,398    17,711,422      17,068,398    17,711,422
Common stock equivalents.................   1,659,336     1,826,935       1,639,912     1,761,400
Treasury stock buyback...................    (570,626)     (967,559)       (490,040)     (821,652)
Weighted average shares issued...........     294,890        80,293         212,496        59,235
                                           ==========    ==========      ==========    ==========
                                           18,451,998    18,651,091      18,430,766    18,710,405
                                           ==========    ==========      ==========    ==========




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